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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  CD RADIO INC.

     CD Radio Inc., a Delaware corporation (the "Corporation"), certifies pursuant to Section 242 of the Delaware General Corporation Law that:

     The amendment to the Certificate of Incorporation of the Corporation set forth in the following resolution adopted by written consent of the Corporation's Board of Directors and stockholders has been duly declared to be advisable by the Board of Directors to the stockholders of the Corporation. A majority of the stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law, and written notice of such consent has been or will promptly be given to all stockholders who have not consented in writing to said amendment. The resolution setting forth such amendment is as follows:

     "RESOLVED, that the Certificate of Incorporation of the Company be amended to increase the authorized number of shares of Common Stock by 150,000,000 shares to an aggregate of 200,000,000 shares and to increase the authorized number of shares of Preferred Stock by 40,000,000 shares to an aggregate of 50,000,000 shares; and be it further

     "RESOLVED, that, to implement the foregoing resolution, it is advisable to amend the Certificate of Incorporation of the Company by amending and restating the first paragraph of Article FOURTH thereof to read as follows:

          "The total number of shares of all classes of stock which the corporation shall have the authority to issue is 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock") and 50,000,000 shares of Preferred Stock, par value of $0.001 per share ("Preferred Stock")."


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                                                                               2

     IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation is the act and deed of the Corporation and the facts stated therein are true and, accordingly, has hereunto set his hand this 16th day of June, 1997.

                                       CD RADIO INC.

                                       By: /s/ David Margolese
                                          -------------------------------------
                                           David Margolese
                                           Chairman and Chief Executive Officer


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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  CD RADIO INC.

     CD RADIO INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is "CD Radio Inc." The name under which the corporation was originally incorporated is "Satellite CD Radio, Inc." The date of filing of its original Certificate of Incorporation with the Secretary of State was May 17, 1990.

     2. This Restated Certificate of Incorporation amends the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented.

     3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby amended and restated to read as herein set forth in full:

                                 ARTICLE 1. NAME

     The name of the corporation is:

          CD Radio Inc.

                     ARTICLE 2. REGISTERED OFFICE AND AGENT

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                               ARTICLE 3. PURPOSES

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.


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                                ARTICLE 4. SHARES

     The total number of shares of all classes of stock which the corporation shall have authority to issue is 60,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and 10,000,000 shares of Preferred Stock, par value of $0.001 per share ("Preferred Stock").

     A. Preferred Stock. The board of directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to specify the number of shares in any series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

     B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power.

     C. Share Conversion. (1) Effective immediately after the effective date of the amendments contained in this Amended and Restated Certificate of Incorporation (the "Effective Date"), each share of the Company's Common Stock, par value $0.001 per share, issued and outstanding as of the Effective Date shall be converted into one-fifth (1/5) of one share of fully paid and nonassessable common stock, par value $0.001 per share, without change in the aggregate number of shares of Common Stock the Corporation shall be authorized to issue pursuant to this Article 4.

     (2) Following the effectiveness of this amendment, certificates for the shares of Common Stock to be outstanding after the Effective Date shall be issued pursuant to procedures adopted by the corporation's board of directors and communicated to those who are to receive new certificates.

     (3) Following the issuance of certificates pursuant to paragraph (2) of this Section C, the officers of the corporation may restate the corporation's Certificate of Incorporation pursuant to Delaware General Corporation Law 'SS' 245 to


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eliminate Section C of this Article 4 without approval of the stockholders of the corporation.

                          ARTICLE 5. CUMULATIVE VOTING

     The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

                          ARTICLE 6. PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                              ARTICLE 7. DIRECTORS

     The business and affairs of the corporation shall be managed by or under the direction of the board of directors. The directors need not be elected by ballot unless required by the bylaws of the corporation.

                               ARTICLE 8. BY-LAWS

     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

                              ARTICLE 9. AMENDMENT

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter proscribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation.

                              ARTICLE 10. DURATION

     The corporation is to have perpetual existence.


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                ARTICLE 11. LIMITATION OF DIRECTOR LIABILITY AND
                      DIRECTOR AND OFFICER INDEMNIFICATION

     A. Liability. A director of the corporation shall not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty an a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General corporation Law, or (iv) for any transaction from which the director derived improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Indemnification. The corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     Any repeal or modification of the foregoing paragraphs by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     This Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.


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     IN WITNESS WHEREOF, said CD RADIO INC. has caused this Certificate to be signed by David Margolese, its Chief Executive Officer, and attested by Lawrence
F. Gilberti, its Secretary, this 31st day of January, 1994.


                                          /s/ David Margolese
                                         ----------------------------------
                                         David Margolese,
                                         Chief Executive officer

ATTEST:

/s/ Lawrence F. Gilberti
----------------------------------
Lawrence F. Gilberti, Secretary


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